UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 20, 2010

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 20, 2010, Raytheon Company issued a press release announcing that it entered into a definitive agreement to acquire Applied Signal Technology, Inc. (“Applied Signal”). Pursuant to the Agreement and Plan of Merger, dated December 18, 2010 (the “Merger Agreement”), between Applied Signal, Raytheon Company and RN Acquisition Company, a California corporation and wholly-owned subsidiary of Raytheon Company (“Merger Sub”), Raytheon Company has agreed to cause Merger Sub to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock, without par value, of Applied Signal, for $38.00 per share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to applicable withholding taxes. The Merger Agreement also provides that a single-step merger of Merger Sub with and into Applied Signal may be consummated regardless of whether the Offer is completed, but if the Offer is not completed, the merger will only be able to be consummated after the shareholders of Applied Signal have adopted the Merger Agreement at a meeting of shareholders. In the merger, each outstanding share of Applied Signal, other than shares owned by Raytheon Company or Merger Sub or by Applied Signal’s shareholders who have validly exercised their appraisal rights under the California Corporations Code, will be converted into the right to receive cash in an amount equal to the Offer Price. A copy of the press release is furnished with this report as Exhibit 99.1.

On December 20, 2010, Raytheon Company distributed to the employees of Applied Signal a presentation regarding Raytheon Company. A copy of the presentation is furnished with this report as Exhibit 99.2.

The press release and presentation filed herewith are neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer described in this filing and in the exhibits has not yet commenced. At the time the Offer is commenced, Raytheon Company will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”). Investors and Applied Signal security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Applied Signal with the SEC, because they will contain important information about the Offer. Those materials will be made available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the tender offer documents (once they become available) may be obtained from Raytheon Company free of charge by directing a request to Raytheon Company at www.raytheon.com, or Raytheon Company, 870 Winter Street, Waltham, MA 02451, Attn: Corporate Secretary’s Office.

Additional Information About the Merger and Where to Find It

In connection with the potential one-step merger, Applied Signal would file a proxy statement with the SEC. Additionally, Applied Signal would file other relevant materials with the SEC in connection with the proposed acquisition of Applied Signal by Raytheon Company pursuant to the terms of the Merger Agreement. The materials to be filed by Applied Signal with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders also may obtain free copies of the proxy statement from Applied Signal Investor Relations by contacting Applied Signal at 460 West California Avenue, Sunnyvale, California 94086, (408) 749-1888. Investors and security holders of Applied Signal are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Raytheon Company, Applied Signal and their respective directors, executive officers and other members of their respective management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Applied Signal’s shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Raytheon Company’s executive officers and directors in the solicitation by reading Raytheon Company’s proxy statement for its 2010 annual meeting of shareholders. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Applied Signal executive officers and directors in the solicitation by reading Applied Signal’s proxy statement for its 2010 annual meeting of shareholders and the proxy statement and other relevant materials which may be filed with the SEC in connection with the merger when and if they become available. Information concerning the interests of Applied Signal’s participants in the solicitation, which may, in some cases, be different than those of Applied Signal’s shareholders generally, will be set forth in the proxy statement relating to the merger when and if it becomes available.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued by Raytheon Company dated December 20, 2010

99.2	Presentation by Raytheon Company distributed to the employees of Applied Signal Technology, Inc., on December 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date: December 20, 2010	By:	/s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Raytheon Company dated December 20, 2010.

99.2	Presentation by Raytheon Company distributed to the employees of Applied Signal Technology, Inc., on December 20, 2010.